Exhibit 99

MGM MIRAGE TO DEVELOP A DRAMATIC
URBAN ENVIRONMENT FOR THE NEW MILLENNIUM

Master Plan to Create an Urban Metropolis

     Las Vegas, Nevada, November 10, 2004 — MGM MIRAGE (NYSE: MGG) announced today that its Board of Directors approved a plan to create a multi-billion dollar urban metropolis that will significantly accelerate the evolution of Las Vegas into a sophisticated multi-dimensional city.

     The 66-acre site, designated as Project CityCenter, will be developed over time into a master-planned urban complex defined by a variety of avenues, places and experiences. As envisioned, Project CityCenter represents the most significant privately funded project in the United States at this time.

     Located at the heart of the Las Vegas Strip, Project CityCenter is dramatic in scale. The site is approximately the same size as three major New York City landmarks combined: Rockefeller Center, SoHo and Times Square. As such, Project CityCenter will propel the urbanization of the Las Vegas valley and complement previously announced plans for continuing redevelopment in Downtown Las Vegas.

     MGM MIRAGE will partner with world-renowned architects, residential developers, hotel operators and retailers in designing, financing and operating the project, which will be constructed in phases.

     The first phase of Project CityCenter will include the development of 18 million square feet of space consisting of a 4,000-room hotel/casino, three 400-room boutique hotels to be operated by world-famous hoteliers not currently represented in Las Vegas, approximately 550,000 square feet of retail shops, dining and entertainment venues, and 1,650 units of luxury condominium, hotel/condominium and private residence clubs.

     The first phase of the project is anticipated to create more than 7,000 construction jobs and, on completion, more than 12,000 new permanent positions. This represents the largest single new employment opportunity in the history of Las Vegas.

     Further phases are envisioned over time on contiguous company-owned land.

     Bobby Baldwin will oversee Project CityCenter in addition to his current responsibilities as President and Chief Executive Officer of Mirage Resorts.

     “Throughout its nearly 100-year history, Las Vegas has been transformed repeatedly by a series of significant developments reflecting the creative energies of its builders and entrepreneurs,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE.

     “What began in 1905 as an auction of small parcels has become one of the most sought-after real estate markets in the world. Las Vegas as we know it today was developed in phases. From the building of Hoover Dam in the 30s and Nellis Air Base in the 40s to Caesars Palace in the 60s and The Mirage in the 80s, Las Vegas rose to another level in each era as it marched its way across history to become the most successful tourist destination in the world,” Mr. Lanni said.

     “Our master plan represents a significant new direction for our city and our company. Las Vegas has taken initial steps to becoming a major urban center in the western United States. Recent announcements of redevelopment plans for Downtown and the University’s vision of ‘Midtown UNLV,’ a cultural district surrounding the campus, perfectly complement our company’s plans for our ‘uptown’ site.

     “We have long been aware that our acreage between Bellagio and Monte Carlo represents the most compelling development opportunity in Las Vegas, and possibly the country. We believe we have a responsibility to our stakeholders and the community to create the preeminent urban destination on that land,” Mr. Lanni said.

     Jim Murren, MGM MIRAGE’s President and Chief Financial Officer said: “As real estate prices continue to soar on the Strip, we intend to maximize the economic value of this land by making this development the newest icon for Las Vegas, one that reflects a new attitude and contemporary perspective for this sophisticated city.

     “In developing Project CityCenter, we engaged three renowned urban planning firms to create an overall master plan. After an eight-month process involving all three firms, our Board has selected the Master Plan design of Ehrenkrantz, Eckstut and Kuhn Architects (EEK), an internationally known, New York-based firm known for master planning both Battery Park City in New York City and the Baltimore Inner Harbor East in Maryland.

     “We also retained the leading experts in market and economic analysis to collaborate with our urban planners to create a program that will be very successful for both our company and our community.

     “A project of this scope should be prudently implemented over time in phases. We look forward to working with our financial partners and our future development partners to plan, design and construct Project CityCenter. Through the proceeds generated from residential sales as well as the equity contributions of our partners, we expect to rapidly de-leverage while providing significant new high-margin income streams,” Mr. Murren said.

     MGM MIRAGE management will immediately initiate the design of Project CityCenter, which is anticipated to take 18 months. During this time, the company will work closely with Clark County officials to integrate Project CityCenter into the community. The construction of the first phase of the complex will take approximately 42 months with an opening anticipated in 2010.

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     MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.